Exhibit 99.1

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq GM: OCCF)
www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
asiegel@joelefrank.com	apalash@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL THIRD QUARTER 2009 FINANCIAL RESULTS

ROANOKE, VA, September 10, 2009 — Optical Cable Corporation (Nasdaq GM: OCCF) (“OCC”) today announced financial results for its fiscal third quarter and the nine months ended July 31, 2009.

Third Quarter 2009 Financial Results

Consolidated net sales for the third quarter of fiscal 2009 decreased 13.4% to $14.2 million compared to net sales of $16.4 million for the comparable period last year. The Company believes that the decline in net sales is primarily attributable to the global economic recession and that OCC’s competitors have generally suffered more severe revenue declines on a percentage basis, based on publicly available information.

The sale of SMP Data Communications products, acquired by OCC on May 30, 2008, added $3.4 million to OCC’s consolidated net sales during the third quarter of fiscal 2009, and $3.3 million to OCC’s consolidated net sales for the third quarter of 2008.

Gross profit decreased 27.6% to $4.5 million in the third quarter of fiscal 2009 compared to $6.2 million in the third quarter of 2008. Gross profit as a percentage of net sales (or gross profit margin) for the third quarter of fiscal 2009 decreased to 31.6% compared to 37.7% for the third quarter of fiscal 2008, as manufacturing costs were spread over lower volumes.

Optical Cable Corp. – Third Quarter 2009 Earnings Release

OCC recorded a net loss of $1.1 million, or $0.19 per basic and diluted share, for the third quarter of fiscal 2009, compared to net income of $482,000, or $0.08 per share, for the same period last year. The Company’s results were negatively impacted by reduced gross profit margins due to softer volumes as a result of the current worldwide recession.

Contributing to the net loss during the quarter were a non-cash, non-recurring $190,000 write-off of the intangible asset associated with the SMP Data Communications trade name; $365,000 associated with the SG&A expenses related to a start-up business that OCC acquired a controlling interest in on August 1, 2008; and severance and related costs associated with workforce reductions at OCC’s Roanoke and Asheville facilities.

Fiscal Year-to-Date 2009 Financial Results

OCC’s consolidated net sales for the first nine months of fiscal 2009 increased 4.6% to $44.5 million from $42.6 million for the same period in fiscal 2008. The sale of SMP Data Communications products added $9.7 million to OCC’s consolidated net sales during the first nine months of fiscal 2009, and $3.3 million to the Company’s consolidated net sales during the same period during fiscal 2008.

Gross profit decreased 13.2% to $15.0 million for the first nine months of fiscal 2009, compared to $17.3 million for the same period in fiscal 2008. Gross profit as a percentage of net sales (or gross profit margin) for the first nine months of fiscal 2009 decreased to 33.7% compared to 40.6% for the first nine months of fiscal 2008, largely due to lower gross profit margins for SMP Data Communications products.

OCC recorded a net loss of $1.8 million, or $0.33 per basic and diluted share, for the first nine months of fiscal 2009, compared to net income of $2.2 million, or $0.37 per basic and diluted share, for the nine months ended July 31, 2008.

Contributing to the net loss during the nine-months ended July 31, 2009 were a non-cash, non-recurring $190,000 write-off of the intangible asset associated with the SMP Data Communications trade name; $1.1 million associated with SG&A expenses of a start-up business that OCC acquired a controlling interest in on August 1, 2008; and severance and related costs associated with workforce reductions at OCC’s Roanoke and Asheville facilities.

Management’s Comments

Neil Wilkin, President and CEO of OCC, said, “Despite the challenging economic environment, OCC achieved solid sales performance relative to our competitors, positive operating cash flow from operations and positive EBITDA in the first nine months of our 2009 fiscal year. We have also maintained our strong balance sheet and the full availability of our $6 million line of credit.

“While our top line has been adversely impacted by the global economic downturn, we believe we have outperformed our competitors, many of whom have experienced revenue declines in the range of 19% to 38% during the quarter ended June 30, 2009, according to public filings,” stated Mr. Wilkin.

Optical Cable Corp. – Third Quarter 2009 Earnings Release

Mr. Wilkin concluded, “OCC has taken aggressive action to control costs and spending, including reducing our workforce by approximately 10% since the end of fiscal year 2008. At the same time, we have continued to incur necessary expenses and make investments that we believe will enable us to successfully execute our strategy and create greater value for investors in the long-term.”

Company Information

Optical Cable Corporation is a leading manufacturer of a broad range of fiber optic and copper data communications cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining and broadcast applications. OCC products include fiber optic cable, copper and fiber optic connectors, copper and fiber optic patch cords, racks, cabinets, datacom enclosures, patch panels, face plates, multi-media boxes and cable and connectivity management accessories, and are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. With the acquisition of SMP Data Communications in May 2008, OCC also is now internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices and manufacturing and warehouse facilities located both in Roanoke, Virginia and near Asheville, North Carolina. OCC primarily manufactures its high quality fiber optic cables at its ISO 9001:2008 registered and MIL-STD-790F certified facility located in Roanoke, Virginia and its high quality connectivity products at its ISO 9001:2000 registered facility located near Asheville, North Carolina.

Further information about OCC is available on the Internet at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such

Optical Cable Corp. – Third Quarter 2009 Earnings Release

forward-looking information is subject to variables, uncertainties, contingencies and risks that may cause actual events to differ materially from the Company’s expectations. Additionally, such variables, uncertainties, contingencies and risks may adversely affect the Company and the Company’s future results of operation and future financial condition. Factors that could cause or contribute to such differences from the Company’s expectations or could adversely affect the Company, include, but are not limited to: the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber, copper, gold and other precious metals, and plastics and other materials affected by petroleum product pricing); fluctuations in transportation costs; the Company’s dependence on customized equipment for the manufacture of its products and a limited number of production facilities; the Company’s ability to protect its proprietary manufacturing technology; the Company’s ability to replace royalty income as existing patented and licensed products expire by developing and licensing new products; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; the loss of or conflict with one or more key suppliers or customers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences for competing technologies, relative to the Company’s product offering; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; changes in demand of our products from certain competitors for which we provide private label connectivity products; terrorist attacks or acts of war, and any current or potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; inability to recruit needed personnel; poor labor relations; the inability to successfully integrate the operations of the Company’s new subsidiaries; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to continue to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; the impact of changes and potential changes in federal laws and regulations adversely affecting our business and/or which result in increases in our direct and indirect costs as we comply with such laws and regulations; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or its market position; actions by customers adversely affecting the Company in reaction to the expansion of its product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, making investments in or with, and/or acquiring parties that compete with and/or have conflicts with customers of the Company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; economic downturns and/or changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products, and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K, in the annual report on Form 10-K for the fiscal year ended October 31, 2008, and/or in the Company’s other filings.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2009 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2009	2008	2009	2008
Net sales	$14,207	$16,415	$44,509	$42,572
Cost of goods sold	9,725	10,221	29,515	25,301

Gross profit	4,482	6,194	14,994	17,271
SG&A expenses	5,387	5,481	17,009	13,867
Royalty income, net	(297)	(283)	(679)	(283)
Amortization of intangible assets	208	161	626	161
Loss on impairment of intangible assets	190	—	190	—

Income (loss) from operations	(1,006)	835	(2,152)	3,526

Interest expense, net	(170)	(78)	(504)	(10)
Other, net	—	(9)	25	(24)

Other expense, net	(170)	(87)	(479)	(34)

Income (loss) before income taxes	(1,176)	748	(2,631)	3,492

Income tax expense (benefit)	(68)	266	(797)	1,270

Net income (loss)	$(1,108)	$482	$(1,834)	$2,222

Net income (loss) per share:
Basic and diluted	$(0.19)	$0.08	$(0.33)	$0.37

Weighted average shares outstanding:
Basic	5,832	6,043	5,549	6,062

Diluted	5,832	6,044	5,549	6,062

—MORE—

Optical Cable Corp. – Third Quarter 2009 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31, 2009	October 31, 2008
Cash and cash equivalents	$3,990	$3,910
Trade accounts receivable, net	9,550	12,035
Inventories	11,039	13,022
Other current assets	3,935	2,956

Total current assets	$28,514	$31,923
Non-current assets	21,319	22,914

Total assets	$49,833	$54,837

Current liabilities	$5,089	$8,158
Non-current liabilities	11,501	11,847

Total liabilities	$16,590	$20,005
Total shareholders’ equity	33,243	34,832

Total liabilities and shareholders’ equity	$49,833	$54,837

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